Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Peabody Prices $275 Million Convertible Senior Notes Offering

ST. LOUIS, Feb. 24, 2022 /PRNewswire/ — Peabody (NYSE: BTU) today announced the pricing of its offering of $275,000,000 aggregate principal amount of 3.25% convertible senior notes due 2028 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $250,000,000 aggregate principal amount of notes. The issuance and sale of the notes is scheduled to settle on March 1, 2022, subject to customary closing conditions. Peabody also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $45,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Peabody and will accrue interest at a rate of 3.25% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2022. The notes will mature on March 1, 2028, unless earlier repurchased, redeemed or converted. Before September 1, 2027, noteholders will have the right to convert their notes only upon the occurrence of certain events. At any time from, and including, September 1, 2027, noteholders may convert their notes at their election until the close of business on the second scheduled trading day immediately before the maturity date. Peabody will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Peabody’s election. The initial conversion rate is 50.3816 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $19.85 per share of common stock. The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of $14.98 per share of Peabody’s common stock on February 24, 2022. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Peabody’s option at any time, and from time to time, on or after March 1, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Peabody’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Peabody to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Peabody estimates that the net proceeds from the offering will be approximately $265.8 million (or approximately $309.4 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Peabody intends to use the net proceeds from the offering of the notes to redeem all $62.618 million aggregate accreted value of Peabody’s outstanding 8.500% Senior Secured Notes due 2024 (the “2024 Notes”), with the remaining net proceeds, together with available cash, used to redeem a portion of Peabody’s outstanding 6.375% Senior Secured Notes due 2025 (the “2025 Notes”) and pay related premiums, fees and expenses relating to the offering of the notes and the redemptions.

The Notes were and will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful. This press release does not constitute a notice of redemption for either of the 2024 Notes or the 2025 Notes.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future.

Contact:
Alice Tharenos
314.342.7890
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. All forward-looking statements speak only as of the date they are made and reflect Peabody's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Peabody’s common stock and risks relating to Peabody’s business, including those described in Peabody’s most recent Annual Report on Form 10-K and in other periodic reports that Peabody files from time to time with the SEC. Peabody may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
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